Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237586

PROSPECTUS SUPPLEMENT dated July 12, 2021
(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT CREDIT COMPANY INC.

$125,000,000 of Common Stock

Up to 1,000,000 Shares of 7.75% Series B Term Preferred Stock due 2026

Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated June 1, 2020, or the “June Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and June Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and June Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of $125,000,000 aggregate amount of common stock, par value $0.001 per share, or the “common stock,” and up to 1,000,000 shares of 7.75% Series B Term Preferred Stock due 2026, or the “Series B Term Preferred Stock,” with an aggregate liquidation preference of $25,000,000, pursuant to an at market issuance sales agreement, dated November 22, 2019, and amended June 1, 2020, with B. Riley Securities, Inc. (formerly known as B. Riley FBR, Inc.) and National Securities Corporation. This prospectus supplement provides certain updated financial information for the Company as of June 30, 2021.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or Series B Term Preferred Stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-23 of the June Supplement and page 20 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Credit Company Inc., a Delaware corporation, and its consolidated subsidiaries.

UPDATED FINANCIAL INFORMATION

Management’s unaudited estimate of the range of the net asset value per share of our common stock as of June 30, 2021 was between $12.92 and $13.02.

In addition, management’s unaudited estimate of the range of our net investment income plus realized gains per share of our common stock for the quarter ended June 30, 2021 was between $0.30 and $0.34. The estimated range of our net investment income plus realized gains per share of our common stock for the quarter ended June 30, 2021 is net of estimated non-recurring offering expenses of $0.03 per share related to the issuance of our 6.75% notes due 2031 and the issuance of the Company’s 6.50% Series C Term Preferred Stock due 2031.